Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-95704, No. 33-79960, and No. 333-41639 of Lenox Group Inc. and subsidiaries (formerly Department 56, Inc.) on Form S-8 of our reports dated March 16, 2006, relating to the consolidated financial statements and financial statement schedule of Lenox Group Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005, appearing in the Annual Report on Form 10-K of Lenox Group Inc. and subsidiaries for the year ended December 31, 2005.

Minneapolis, Minnesota
March 16, 2006